Exhibit 10.8

FIFTH AMENDMENT
to the

Dover Corporation Deferred Compensation Plan
(As Amended and Restated as of January 1, 2009)
WHEREAS, Dover Corporation (the “Corporation”) has heretofore adopted the Dover Corporation Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”); and
WHEREAS, the Benefits Committee of the Corporation (the “Benefits Committee”) is authorized to amend the Plan on behalf of the Corporation; and
WHEREAS, the Benefits Committee deems it advisable to amend the Plan in the manner set forth herein.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:
1.Effective December 31, 2015, the Plan is amended by adding the following new Section 2.49 at the end of Article II of the Plan as part thereof:

"Scheduled Withdrawal Date" means the date or dates elected by a Participant for the distribution, as provided in Section 6.8."

2.Effective December 31, 2015, Section 3.1(a) of the Plan is amended and restated in its entirety, as follows:

"Eligibility to Participate. The employees who shall be eligible to participate in the Plan shall be limited to key management or highly compensated employees of the Company who are selected by the Committee, in its sole discretion, to participate in the Plan, and who, at the time of filing a deferral election for a Plan Year pursuant to Article IV:

(i)	are on a regular periodic U.S. payroll of the Company; and

(ii)	have Salary at an annual rate of $175,000 or more for such Plan Year or such other limit as the Committee shall establish from time to time.

The Committee may from time to time, in its sole and absolute discretion, modify the above eligibility requirements and establish such additional or other requirements for eligibility as it may determine."

3.Effective December 31, 2015, the first paragraph of Section 4.1 of the Plan is amended and restated in its entirety, as follows:

"Compensation Eligible for Deferral. A Participant may elect to defer Salary, Bonus and/or Cash-Based Long-Term Incentive Compensation for each Plan Year. Deferral elections shall be in percentages of eligible Compensation."

4.Effective December 31, 2015, Section 4.3 of the Plan is amended and restated in its entirety, as follows:

"Timing of Deferral Election.

a.    Election to Defer Salary. Elections to defer the receipt of Salary must be received by the Committee by November 30 (or such later date as the Committee shall determine) of each year to be effective with respect to the first pay period of the following Plan Year.

b.    Election to Defer Bonus, Cash-Based Long-Term Incentive Compensation, A Supplemental Plan Lump Sum Distribution and Other Compensation. Elections to defer receipt of any Bonus and/or Cash-Based Long-Term Incentive Compensation must be received by the Committee by November 30 (or such later date as the Committee shall determine) of each year to be effective for the Bonus and/or Cash-Based Long-Term Incentive Compensation payable in the second Plan Year following the Plan Year during which the election is made. Any election made by a Participant to have any amount transferred to the Plan from a Supplemental Plan shall be given effect only if such election was made not less than twelve (12) months prior to the Participant’s retirement or other termination of employment for any reason and shall be applicable only with respect to a participant’s Grandfathered Benefit in a Supplemental Plan. The Committee shall determine the timing of deferrals of other forms of Compensation.

c.    Election in Initial Year of Eligibility. With respect to Participants who are the Chief Executive Office of the Company or who report directly to the Chief Executive Officer of the Company, elections to defer receipt of any Salary, Bonus and/or Cash-Based Long-Term Incentive Compensation earned for services during the Plan Year in which such individual first becomes a Participant in accordance with Section 3.1(a) must be received by the Committee within 30 days after the date on which the employee first becomes a Participant in accordance with Section 3.1(a). Any election made pursuant to this Section 4.3 c. shall only apply with respect to compensation for services to be performed after the election.

d.    Changing an Election. A Participant’s deferral election shall be irrevocable for the Plan Year and shall continue in effect from year to year thereafter unless, and until, increased,

decreased, or terminated by the Participant for any subsequent Plan Year by filing an election pursuant to Section 4.3 a., b. or c. above; provided, however, that an election to have all or a portion of a lump sum distribution from a Supplemental Plan transferred to this Plan may be revoked if a new election to do so is made at least twelve (12) months prior to the Participant’s retirement or other termination of employment for any reason."

5.Effective December 31, 2015, Section 5.4 of the Plan is amended and restated in its entirety, as follows:

"Company Contributions. For Participants who do not participate in the Dover Corporation Pension Replacement Plan or who are hired after December 1, 2013, the Company shall credit the Participant's applicable Sub-Accounts at the end of each Plan Year as follows:

a.    Each Participant making Salary and Bonus deferrals under the Plan for a Plan Year shall be credited with Company Annual Matching Contributions for that Plan Year at the rate of 100% on the first 1% of Salary and Bonus deferrals made under this Plan for that Plan Year plus 50% of the next 5% of such Salary and Bonus deferrals made under this Plan for that Plan Year. The amount of Salary and Bonus deferrals eligible for matching contributions under this Plan shall not to exceed 6% of the Participant's Salary and Bonus which is in excess of the Participant's compensation that is used to determine his or her matching contributions under the terms of the Dover Corporation Retirement Savings Plan for the Plan Year.

b.    Each Participant shall be credited with Company Annual Basic Contributions for that Plan Year on the amount by which the Participant's annual rate of Salary and Bonus exceeds the Participant's compensation that is used to determine his or her 'Automatic Contributions' under the terms of the Dover Corporation Retirement Savings Plan at the rate, and to the extent, if any, that the business unit by which the Participant is employed makes 'Automatic Contributions' to the Dover Corporation Retirement Savings Plan for that Plan Year.

In addition to the Company Contributions set forth in this Section 5.4, the Company may choose at any time to credit Company Discretionary Contributions to the Company Discretionary Contribution Account of a Participant as the Committee shall determine in its discretion from time to time, based on individual or overall corporate performance or such other criteria as the Committee shall determine."

6.Effective December 31, 2015, the Plan is amended by adding the following new Section 5.7 at the end of Article VI of the Plan as part thereof:

"Supplemental Accrued Benefit.

a.    If a Participant who participates in the Dover Corporation Pension Plan has a Termination of Service under circumstances in which a vested accrued benefit is payable to him or her under the Dover Corporation Pension Plan, then a Supplemental Accrued Benefit (as described below) shall be payable to him or her as provided in this Section 5.7. A Participant’s 'Supplemental Accrued Benefit' shall be an annual amount equal to the excess of:

(i)    the annual accrued benefit that the Participant otherwise would have been entitled to receive under the Dover Corporation Pension Plan if deferrals of Salary and Bonus under this Plan for a Plan Year had been included in the definition of 'Compensation' under the Dover Corporation Pension Plan for such Plan Year commencing with Plan Years beginning on or after January 1, 2016, over

(ii)    the annual accrued benefit that the Participant is actually entitled to receive under the Dover Corporation Pension Plan.

b.    A Participant's Supplemental Accrued Benefit under this Section 5.7, if any, shall be distributed in the form of an actuarially equivalent lump sum payment upon such Participant's Termination of Service at the time described in Section 6.9(a). The lump sum actuarial equivalent shall be determined using the assumptions for determining actuarial equivalent lump sums in Program SI-Dover Corporation Pension Program of the Dover Corporation Pension Plan as in effect on day on which such distribution is processed, or if the Dover Corporation Pension Plan has been terminated, as in effect on the date of termination of the Dover Corporation Pension Plan.

c.    For the avoidance of doubt, a Participant's Supplemental Accrued Benefit, if any, is not considered part of a Participant's Deferred Compensation Account."

7.Effective December 31, 2015, Section 6.8 of the Plan is amended and restated in its entirety with respect to deferral elections made effective for Plan Years commencing on and after January 1, 2016, as follows:

"Scheduled Withdrawals. A Participant may elect a Scheduled Withdrawal Date applicable to all or a portion of his or her Deferred Compensation Account or applicable to all or a portion of a Sub-Account attributable to contributions made with respect to any specified Plan Year. Such election shall be made in the Participant’s Deferred Compensation Agreement and shall specify the portion or amount of the Participant’s Deferred Compensation Account (or, if applicable, Sub-Account) to be distributed and the form of payment for such distribution; provided that such portion or amount specified shall not exceed the portion or amount credited to the Participant’s Deferred Compensation Account which is vested as of any Scheduled Withdrawal Date. No election of a Scheduled Withdrawal Date shall be given effect unless such election specifies a Scheduled Withdrawal Date which is at least two (2) years after the end of the Plan Year in which the election is received by the Committee. A Participant may elect to receive the distribution under this Section 6.8 a. in a single lump sum payment or annual installments over two (2) to ten (10) years. The form of distribution of a distribution to be made on a Scheduled Withdrawal Date may be amended by the Participant from time to time and at any time up to twelve (12) months prior to any elected Scheduled Withdrawal Date by giving prior written notice to the Committee (such election not taking effect until at least twelve (12) months after the date on which the election is made); provided, however, that the distribution for which the form of distribution is amended hall not be made or commence earlier than five years after the date such amount would have otherwise become payable as determined under Treasury Regulation Section 1.409A-2(b). For the avoidance of doubt, a Participant's Termination of Service prior to a Scheduled

Withdrawal Date will not accelerate the time of payment of any payment due on such Scheduled Withdrawal Date."

8.Effective January 1, 2016, Section 6.9 of the Plan is amended by substituting "February 28" for "January 31" each place it appears in Section 6.9.

9.Effective December 31, 2015, the Plan is amended by adding the following new Section 6.14 at the end of Article VI of the Plan as part thereof:

"Designation of Beneficiary. The Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary or Beneficiaries to receive any Benefits due under Article VI which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary or Beneficiaries. If, upon the death of the Participant, there is no valid designation of a Beneficiary or no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate. If a Beneficiary survives the Participant and dies prior to the distribution of all Benefits to which such Beneficiary is entitled from the Plan, any remaining amounts payable from the Plan shall be paid to the Beneficiary’s estate."

10.Effective January 1, 2016, the Appendix to the Plan is amended by substituting "February 28" for "January 31" each place it appears in the Appendix to the Plan.
IN WITNESS WHEREOF, the Benefits Committee has caused this amendment to be executed by its duly authorized member, this 28th day of October, 2015.

By: /s/ Jay L. Kloosterboer
Jay L. Kloosterboer, Chairman
The Benefits Committee under the Dover Corporation Deferred Compensation Plan